Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-172262 on Form S-3 of our reports dated March 16, 2011, relating to the consolidated financial statements of Ultra Clean Holdings, Inc. and the effectiveness of Ultra Clean Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ultra Clean Holdings, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in such Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
San Jose, California March 24, 2011